Exhibit 10.7
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) effective as of March 1, 2008, is by and between Youbet.com, Inc., a Delaware corporation (the “Company”), and Dan Perini (“Officer”).
1. EMPLOYMENT; DUTIES AND ACCEPTANCE:
Employment by Company.
The Company hereby employs Officer, and Officer hereby agrees to serve as Vice President of Business and Legal Affairs subject to the terms and conditions of this Agreement. Officer shall report to the Chief Financial Officer (“CFO”) or any officer appointed by the CFO to supervise Officer.
Dedicated Service.
During his employment, Officer shall devote such time, attention, energies, interests, and abilities to the business of the Company as is necessary to fulfill his responsibilities, shall well and faithfully serve the Company, and shall use his best efforts to promote the interests of the Company. Officer shall not engage in any business activity that would be adverse to the Company or its business prospects, financial or otherwise. Without limiting the generality of the foregoing, without the prior written consent of the Company, Officer shall not be employed by or provide services to any competitor of the Company in the Internet gaming industry during his employment with the Company.
Location of Employment.
Officer will be based at the Company headquarters, currently in Woodland Hills. Notwithstanding the foregoing, Officer acknowledges that he will be responsible to travel away from headquarters when required by the CFO or the Chief Executive Officer (“CEO”).
Duties.
Officer shall report to the Chief Financial Officer and in furtherance of the following duties:
(a)
Legal department: Responsible for overseeing and, at the direction of and in consultation with the CEO or the CFO, coordinate all legal affairs for the Company including engaging outside counsel as necessary as well as approve and maintain all licensing agreements, contracts, trademarks, patents and intellectual property, in accordance with applicable law.

(b)	Regulatory responsibilities: Monitor and report on legislation, regulations and laws in the gaming industry that impact Company enterprises.
(c)	Corporate responsibilities: Facilitate, support and coordinate, where appropriate, communications, review and planning efforts as directed by the Chairman of the Board, the CEO or the CFO.
2. TERM:
The term of this Agreement shall commence as of March 1, 2008 (the “Effective Time”) and end on February 28, 2009 (the “Term”) unless sooner terminated pursuant to Section 7 hereof. Upon the expiration of the Term, all provisions and obligations under this Agreement shall cease (with the sole exception of Officer’s obligation under Paragraph 5 and the arbitration requirement under Section 10 which shall survive fully and remain in effect during Officer’s employment and thereafter, as specified therein) and any continued employment of Officer shall be at will, and as such the Company may terminate Officer’s employment for any reason, or no reason, with or without cause, upon 60 days prior written notice to Officer.

3. COMPENSATION AND BENEFITS:
(a) Salary. Officer shall receive a salary (the “Annual Salary”) at the rate of $195,000 per annum. All salary shall be less such deductions as shall be required to be withheld by applicable law and regulations, shall be paid twice monthly in accordance with the Company’s normal payroll practice and shall be pro-rated for any period that does not constitute a full twelve (12) month period.
(b) Bonuses. Officer shall be entitled to participate in the Company Bonus Plan at the Senior Management level as set forth in the Company Bonus Plan Policy; said Bonus if any, will be based on the Annual Base Salary.
(c) Stock Options. Officer will be entitled to participate in the Company’s Equity Incentive Plan. Any proposed grants under the plan are subject to approval by the Compensation Committee. Any and all approved grants shall be subject to the terms and conditions of Equity Incentive Plan.
(d) Service Requirement. Compensation payable under this Agreement is directly linked to Officer’s service. If Officer is unable to perform his duties hereunder for ten (10) or more consecutive days due to any medical condition or other reason, Officer shall not earn compensation and benefits during such period of non-performance unless required by applicable law or in accordance with Company policy.
4. PARTICIPATION IN EXECUTIVE BENEFIT PLANS:
(a) Fringe Benefits. Officer shall be permitted during the Term to participate in any group life, medical, hospitalization, dental, health and accident and disability plans, supplemental health care plans and plans providing for life insurance coverage, and any other plans and benefits, generally maintained by Company for Officers of the stature and rank of Officer during the Term hereof, each in accordance with the terms and conditions of such plans (collectively referred to herein as “Fringe Benefits”); provided, however, that Company shall not be required to establish or maintain any such Fringe Benefits.
(b) Vacation. Officer shall accrue paid vacation days at the rate of 6.16 hours per pay period up to a maximum of four (4) weeks per year in accordance with the terms and conditions of the Company Vacation Policy.
(c) Expenses. The Company will reimburse Officer for actual and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Officer’s duties hereunder, subject to receipt of reasonable and appropriate documentation by the Company and such expenses being in accordance with Company policy.

5. CERTAIN COVENANTS OF EXECUTIVE:
Without in any way limiting or waiving any other right or remedy accorded to Company or any limitation placed upon Officer by law, Officer agrees as follows:
(a) Confidential Information: Officer agrees that, neither during his employment nor at any time thereafter shall Officer (i) disclose to any person, firm or corporation not employed by the Company or any affiliate of either (the “Protected Company”) or not engaged to render services to any Protected Company or (ii) use for the benefit of himself, or others, any confidential information of any Protected Company obtained by the Officer at any time, including, without limitation, “know-how,” trade secrets, details of suppliers, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of any Protected Company; provided, however, that this provision shall not preclude the Officer from (x) upon advice of counsel and notice to the Company, making any disclosure required by any applicable law or (y) using or disclosing information known to the public (other than information known generally to the public as a result of any violation of this Section 5(a)).
(b) Property of Company. Any interest in trademarks, service-marks, copyrights, copyright applications, patents, patent applications, slogans, developments and processes which the Officer may develop relating to the business of the Company in which the Company may then be engaged and any memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Officer or made available to the Officer concerning the business of any Protected Company shall belong and remain in the possession of any Protected Company, and shall be delivered to the Company promptly upon the termination of the Officer’s employment with Company or at any other time on request by the Company.
(c) Non-Solicitation of Employees. While employed by the Company, and for one (1) year immediately following the termination of employment, Officer shall not interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an owner, partner, employee, consultant or independent contractor to or for any other company or business venture. During his employment by the Company and after its termination, Officer shall not use, reproduce, or disclose to any other person or company, proprietary information belonging to the Company that would enable or assist such person or company to solicit, attempt to solicit, induce, or otherwise cause any employee to terminate his or her employment with the Company.
6. OTHER PROVISIONS:
(a) Rights and Remedies Upon Breach. If the Officer breaches, or threatens to commit a breach of, any of the provisions of Section 5 hereof (the “Restrictive Covenants”) and, if susceptible to cure, fails to cure such breach or threatened breach within fifteen (15) days of written notice from the Company, then the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
(b) Accounting. The right and remedy to require the Officer to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Officer as a result of any transactions constituting a breach of any of the Restrictive Covenants, and the Officer shall account for and pay over such Benefits to the Company.
(c) Severability of Covenants. If any arbitrator or court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
(d) Blue-Penciling. If any arbitrator or court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision, such arbitrator or court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

(e) Injunctive Relief. Officer agrees and understands that the remedy at law for any breach by Officer of the provisions of Section 5 hereof may be inadequate and that damages resulting from such breach may not be susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Officer’s breach (or threatened or imminent breach) of any provision of Section 5 hereof, the Company shall be entitled to seek to obtain from any arbitrator or court of competent jurisdiction injunctive relief to prevent the continuation of such breach. Nothing contained herein shall be deemed to limit the Company’s remedies at law or in equity for any breach of the provisions of Section 5 hereof which may be available to the Company.
7. TERMINATION:
(a) Termination for Cause. The Company shall have the option to terminate this Agreement and Officer’s employment during the Term upon the occurrence of any of the following:
(i)	the Officer’s gross dishonesty, fraud, misappropriation, embezzlement, or other act of material misconduct against the Company;
(ii)	the Officer’s conviction of a felony (other than a traffic violation) which results in material injury to the Company;
(iii)	Officer’s willful and knowing violation of any rules or regulations of any governmental or regulatory body which violation is materially harmful to the Company;
(iv)	Violation of policies, rules or regulations of the Company which violation is materially harmful to the Company;
(v)	the Officer’s willful act of disloyalty that is intended to and/or results in material injury to the Company;
(vi)	the Officer’s chronic alcoholism or addiction to non-medically prescribed drugs;
; or
(viii)	breach (and, where applicable, failure to cure) by the Officer of his material obligations contained in this Agreement.
Any act or omission of the Officer based upon authority given pursuant to the Articles of Incorporation of the Company or Bylaws of the Company or a resolution duly adopted by the Company’s Board of Directors or based upon the advice of counsel for the Company shall be conclusively deemed to be done by Officer in good faith and in the best interests of the Company.
If Officer’s services are terminated as set forth in this subsection, Officer’s services shall cease as of such effective date of termination and all provisions and obligations under this Agreement shall cease immediately (with the sole exception of Officer’s obligations under Paragraph 5 and the arbitration requirement under Section 10 which survive fully and remain in effect in accordance with their terms). In such event, the Company will pay Officer (a) his salary, unused vacation and PTO pay, automobile allowance, and Fringe Benefits earned through and concluding on the last day of his employment with the Company; (b) his unpaid reimbursable business expenses incurred by him through the last day of his employment with the Company; and (c) any earned and unpaid bonus pursuant to the Company Bonus Plan Policy.

(b) Termination with Good Reason or Without Cause. If during the Term the Officer resigns for Good Reason or is terminated without Cause:
(i) the Company will pay Officer (a) his salary, unused vacation and PTO pay, automobile allowance, and Fringe Benefits earned through and concluding on the last day of his employment with the Company, (b) his unpaid reimbursable business expenses incurred by him through the last day of his employment with the Company; (c) any earned and unpaid bonus pursuant to the Company Bonus Plan Policy, and (d) any unpaid base salary amount from the termination date to February 28, 2009, plus three additional months of his base salary (“Severance pay”). Severance pay shall be less applicable withholding and paid to Officer within 30 days following the effective date of termination. All other provisions and obligations under this Agreement shall cease immediately upon the effective date of termination (with the sole exception of Officer’s obligations under Paragraph 5(a), (b) and (c) and the arbitration requirement under Section 10 which survive fully and remain in effect in accordance with their terms.)
As used herein, Good Reason shall mean only:
(i) withdrawal by the Company from Officer of a substantial part of his duties then being performed, or responsibility or authority then being carried, by Officer, or permanent and substantial relocation of Officer’s location of employment without mutual consent of Officer;
(ii) assignment by the Company to Officer of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Officer;
(iii) material reduction in the level of Officer’s responsibility, authority, autonomy, title, or compensation;
(iv) the Company’s material breach of Officer this Agreement (or any other agreement between Officer and the Company); and the failure of the Company to cure such breach within fifteen (15) days of notice thereof;
(v) material fraud on the part of the Company; or
(vi) discontinuance of the active operation of business of the Company, or insolvency of the Company, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.
(c) Resignation Without Good Reason, Disability or Death. If during the Term, the Officer resigns without Good Reason, dies or becomes disabled (which cannot be reasonably accommodated in accordance with applicable law) Officer’s services shall cease as of such effective date of termination, disability or death and all provisions and obligations under this Agreement shall cease immediately (with the sole exception of Officer’s obligations under Paragraph 5 and the arbitration requirement under Section 10 which survive fully and remain in effect in accordance with their terms.) In such event, the Company will pay Officer (a) his salary, unused vacation pay, automobile allowance, and Fringe Benefits earned through and concluding on the last day of his employment with the Company; (b) his unpaid reimbursable business expenses incurred by him through the last day of his employment with the Company; and (c) any earned and unpaid bonus pursuant to the Company Bonus Plan Policy.
8. EXECUTIVE’S REPRESENTATIONS AND WARRANTIES:
(a) Right to Enter Into Agreement. Officer has the unfettered right to enter into this entire Agreement on all of the terms, covenants and conditions hereof; and Officer has not done or permitted to be done anything, which may curtail or impair any of the rights granted to Company herein.
(b) Breach Under Other Agreement or Arrangement. Neither the execution nor delivery of this Agreement nor the performance by Officer of any of his obligations hereunder will constitute a violation or breach of, or a default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Officer is a party nor by which Officer bound.
(c) Services Rendered Deemed Special, Etc. Officer acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to the Company and in addition to any other available remedy the Company will be entitled to seek injunctive relief.

9. USE OF NAME:
The Company shall have the right during the Term hereof to use Officer’s name, biography and approved likenesses in connection with Company’s business, including advertising their products and services, with the prior written consent of Officer.
10. ARBITRATION:
To the fullest extent permitted by applicable law, any controversy or claim past, present, or future, arising out of or relating to the hiring of Officer, Officer’s employment, the termination of Officer’s employment, this Agreement and/or the breach or termination of this Agreement that Company may have against Officer or that Officer may have against Company or against its officers, directors, employees or agents in their capacity as such or the breach hereon, shall be settled by a single arbitrator in arbitration conducted in Los Angeles, California, in accordance with the National Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). These rules are posted on the AAA’s website, www.adr.org. The arbitrators shall prepare a written award and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator’s decision shall be final and binding. The arbitrator shall have the authority to settle such controversy or claim by finding that a party should be enjoined from certain actions or be compelled to undertake certain actions as found by the arbitrator. Company shall pay the arbitrator’s fees.
The claims covered by this Arbitration provision include, but are not limited to, claims arising out of contract law, tort law, common law, defamation law, fraud law (including, without limitation, fraud in the inducement of contract), wrongful discharge law, privacy rights, statutory protections, constitutional protections, wage and hour law, California Labor Code protections, the California Fair Employment and Housing Act, any similar state discrimination law, the Federal Civil Rights Act of 1964 and 1991, as amended, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act; claims for benefits (except claims under an employee benefit plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following section.
Notwithstanding the foregoing, the parties expressly agree that claims Officer may have for workers’ compensation, state unemployment compensation benefits, and state disability insurance are not covered by this Agreement. The parties further expressly agree that this provision does not apply to any matter in which the amount in controversy falls within the jurisdiction of the Small Claims Division of the Municipal Courts of the State of California. Should such matter fall within the jurisdiction of the Small Claims Division of the Municipal Court of the State of California, then such matter shall be, and may only be, submitted to a Small Claims Division of the Courts of the State of California for Los Angeles County for determination.
Arbitration and related proceedings will be governed by California Code of Civil Procedure Section 1280 et seq. If for any reason the AAA refuses to administer the arbitration, the parties agree that the appointment of an arbitrator shall be in accordance with California Code of Civil Procedure Section 1281.6. The provisions of this Arbitration Section shall survive the termination of this Agreement and termination of Officer’s employment.

11. NOTICES:
(a) Delivery. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, telexed, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as follows: to the parties at the following addresses (or at such other address as a party may specify by notice in accordance with the provisions hereof to the other):
If to Officer, to his address at:
Dan Perini
6627 Tamarind Street
Oak Park, CA 91377
If to Company, to its address at:
Youbet.com, Inc.
5901 Desoto Avenue
Woodland Hills, CA 91367
Attention: Chief Executive Officer & Legal Department
Fax (818) 668-2121
(b) Change of Address. Either party may change its address for notice hereunder by notice to the other party in accordance with this Section 11.
12. AGREEMENT AND REASONABLENESS:
Officer declares that he has read the foregoing and agrees to the conditions and obligations set forth. Employee also acknowledges that he has been given reasonable time in which to consult with an attorney with respect to the Agreement.
13. PARTIES BOUND:
The Agreement shall bind the each party’s heirs, personal representatives, successors, spouses, purchasers, assigns, or any entities that acquire the assets of such party, and benefit the other party and its successors, spouses, purchasers, assignees, or any entities who acquire the assets of such party.
14. GOVERNING LAW:
This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely with California. The Parties consent to forum, venue and jurisdiction in Los Angeles County for the arbitration of disputes, and in the State Courts of Los Angeles County and Federal District Courts of Southern California for any matter not subject to arbitration. The Parties represent and warrant that this forum and venue is appropriate as agreed upon for the convenience of witnesses and because it is the place the Agreement is entered into and the consideration is paid.
15. CONSTRUCTION:
The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms. Should any of the obligations hereunder be found illegal or unenforceable as being too broad with respect to the duration, scope or subject matter thereof, such obligation shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable by law.

16. COMPLETE AGREEMENT; MODIFICATION AND TERMINATION:
This Agreement contains a complete statement of all the arrangements between the parties with respect to the matters covered hereby and, supersedes all existing agreements between the parties concerning the subject matter hereof, other than the Incentive Stock Option Agreement between the Company and Officer dated on or about August 21, 2006. This Agreement may be amended, modified, superseded or canceled, and the terms and conditions hereof may be waived only in a writing signed by both parties. No delay on the part of any party in exercising any shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right or remedy, nor any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.
17. HEADINGS:
The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.
18. ATTORNEYS’ FEES:
If a party brings an action based upon this Agreement for breach of contract against the other party, the prevailing party shall be entitled, in addition to any other appropriate amounts, to recover its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees.
19. INDEMNIFICATION:
To the maximum extent permitted by applicable law, the Company will indemnify, defend, and hold Officer harmless from and against any and all demands, actions, claims, suits, liabilities, losses, damages, fees (including reasonable attorneys’ fees) and expenses relating to any acts or omissions to act in the course or scope of the duties he performs on behalf of the Company while employed by it and/or while serving as an executive and/or director of the Company, and to provide indemnification and officers and directors liability insurance to him, at least to the same extent that it provides such indemnification and insurance to the officers and directors of the Company. Officer will have the option to select his own counsel at reasonable rates if the Company’s counsel cannot represent him based upon a conflict of interest. The provisions herein shall survive the termination of Officer’s employment with the Company for any reason.

Dated: March 13, 2008	By:	/S/ DAN PERINI
Dan Perini

Agreed to and Accepted: Youbet.com, Inc., a Delaware Corporation
Dated: March 13, 2008	By:	/S/ GARY SPROULE
Gary Sproule
Interim President and Chief Executive Officer